Exhibit 99.2

News Release

HSBC Terminates Agreement to Provide RALs at Direction of OCC
H&R Block (NYSE:HRB) to provide alternative products

For Immediate Release: Dec. 24, 2010

KANSAS CITY, MO. -- As a result of a regulatory directive by the Office of the Comptroller of the Currency (“OCC”), HSBC has given notice to H&R Block that it is immediately terminating the parties’ long-term contract under which HSBC provided all of H&R Block’s refund anticipation loans (“RALs”) and some of its refund anticipation checks (“RACs”). As a result, HSBC will no longer provide RALs or RACs to H&R Block clients.  At the same time, HSBC’s exclusive right to provide such products has also ended, thereby enabling H&R Block to enter into other partnerships for financial products that were previously precluded.  The contract termination is the result of a directive from the OCC, HSBC’s banking supervisory agency, immediately prohibiting HSBC from offering any form of RALs.

H&R Block will continue to offer all its customers its traditional RACs that do not require any out-of-pocket costs by taxpayers at the time the tax return is filed.  Additionally, the company provides direct deposit accounts through its Emerald Card program that allow customers to avoid the delay and cost of paper checks and check-cashing charges through electronic transfers of tax refund proceeds.  H&R Block also provides various other programs to its tax preparation clients, such as its Emerald Advance revolving line of credit product that has been used by more than 4 million customers.

“As a result of the OCC’s decision, millions of taxpayers will be deprived of credit, or they will be forced to use higher-priced alternatives, without the slightest benefit to the solvency of HSBC or the banking system in general,” said Alan Bennett, H&R Block’s president and CEO.  “While we are very disappointed by this decision, we have been preparing for the loss of RALs, so we have severalother financial products available and under development for this tax season.  We are working around the clock to give our company and franchise teams the best tools we can to fill the void for our clients created by the OCC’s action.  The OCC’s 11th hour timing will make it difficult for us to put alternative products in place at all of our locations in time for the early part of the 2011 tax season, but we will spare no effort to do so.  Our clients, our tax preparers and our franchisees deserve nothing less.”

Prior to the OCC’s recent action, H&R Block and HSBC had reached agreement on a proposal that would have allowed HSBC to honor its contractual obligations to H&R Block during tax season 2011. Under the revised terms agreed upon by both parties, H&R Block would have in effect covered essentially all credit defaults experienced by HSBC, thereby making H&R Block’s credit rather than the taxpayer’s refund the ultimate source of repayment to HSBC.  The proposed new terms would have made it nearly impossible for HSBC to suffer any financial losses.  In addition, H&R Block agreed at its own expense to fund “Instant RALs” at a substantially reduced rate to consumers.  The total cost to the consumer of a $1,500 Instant RAL under the proposed terms rejected by the OCC would have been $46, which is approximately 62 percent less expensive for consumers than the products being offered this year by competitors through a few banks that are regulated by the Federal Deposit Insurance Corporation (FDIC) that will apparently continue despite the OCC directive to HSBC.

For Further Information
Media Relations
Jennifer Love, 816-854-4287, mediadesk@hrblock.com

Investor Relations
Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com

About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2010 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.